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                                                                    EXHIBIT 10.1


                           Bankers' Bank of the West


                                                                 October 20 1997
Jean Burr S.V.P.
Megabank of Arapahoe
PO Box 3318
Englewood, CO 80155

Dear Ms. Burr;

We are pleased to inform you Bankers' Bank of the West (BBW) has approved the renewal of the Federal Funds purchase line for Megabank of Arapahoe on an unsecured basis with a maturity of 10/31/98. All federal funds purchase lines are accessible as funds are available. The maximum amount of the established line is $5,000,000.00. All Federal Funds lines are subject to quarterly review as well as annual renewal and terms may be altered in the event of a significant change in the financial condition of the bank. Please continue to provide BBW with Call Reports on a quarterly basis.

BBW's policy of the sale of funds to respondent banks is outlined in our Federal Funds Sale Agreement, a copy of which should be in your file. Once executed, the signed agreement is continuing in nature and need not be re-executed annually. Your bank should keep this annual re-approval letter in your file as well.

The staff at BBW is pleased to provide this service to your bank. Should you have any questions or need additional service, please feel free to call me.


Sincerely,


/s/ Dale W. Utley
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Dale W. Utley
Vice President
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                         FEDERAL FUNDS SALES AGREEMENT

         In consideration of the mutual agreements set forth herein, MegaBank of Arapahoe (the "PURCHASING BANK"), and BANKERS' BANK OF THE WEST (the "SELLING BANK"), agree as follows:

         From time to time the Selling Bank may have on an "as available" basis funds to lend to the Purchasing Bank in what is commonly known as a "Federal Funds" transaction. NEITHER THE SELLING BANK NOR THE PURCHASING BANK SHALL HAVE ANY OBLIGATION TO ENTER INTO ANY FEDERAL FUNDS TRANSACTION. The maximum amount of unsecured Federal Funds which may be outstanding to the Purchasing Bank hereunder at any one time is an amount equal to fifty (50) percent of the Purchasing Bank's equity capital including capital, surplus and undivided profits but not including reserves for losses or contingencies as of the date of this agreement.

         The Purchasing Bank may propose to borrow Federal Funds from the Selling Bank by telephoning the Federal Funds desk at the Selling Bank. In any such telephone call, the Selling Bank shall not be obligated to inquire as to the authority of any individual on behalf of the Purchasing Bank.

         All Federal Funds transactions shall be on a daily origination and return basis, shall be unsecured unless otherwise agreed to at any time before, on or after the date of this Agreement, and shall be confirmed in writing daily to the Purchasing Bank by the Selling Bank. Daily interest charges for Federal Funds shall be determined by mutual agreement of the parties (subject to changes in law or regulations) when the transaction is originated, and shall be paid by charging the account of the Purchasing Bank at the time of daily return of principal.

         The Purchasing Bank is liable to pay the Selling Bank on the next business day for all Federal Funds borrowed under this Agreement and all charges thereon. The Selling Bank is irrevocably authorized to receive such payments when due by charging the Purchasing Bank's account at the Selling Bank without notice. If there are not sufficient funds in such account to make any such payment, the Selling Bank may offset or charge an amount due against any other account and any other property then maintained by the Purchasing Bank with the Selling Bank without notice.

         The Selling Bank's sale of funds to Purchasing Bank on an unsecured basis shall be for a period of no longer than thirty (30) consecutive days. At the conclusion of the authorized borrowing period, the Purchasing Bank must not borrow for five (5) consecutive working days. If the Purchasing Bank cannot rest the line as required, the line must then secured and comply with the "Secured Transaction" section of the Selling Bank's Fed Funds policy.

         Except for any existing agreement by virtue of which Federal Funds transactions are secured, which existing agreements shall continue in full force and effect, this Agreement supersedes and replaces all prior agreements and understandings of the


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parties regarding the subject matter hereof, and all prior Federal Funds transactions shall be governed by this Agreement. This Agreement cannot be amended, supplemented, waived, terminated or otherwise modified, except by a writing executed by both parties. This Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns, provided, neither party may assign any of its rights or remedies hereunder with the prior written consent of the other party, and any assignment in violation of this provision shall be null and void. This agreement shall become null and void upon the effective change in ownership and control of either the Selling or Purchasing Bank. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

         Executed as of July 14, 1995.

Purchasing Bank:                       Selling Bank:

MEGABANK OF ARAPAHOE                   BANKERS' BANK OF THE WEST
ENGLEWOOD, COLORADO                    Denver, Colorado


/s/ Jean L. Burr
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By: Jean L. Burr
Its SR. VICE PRESIDENT/CASHIER

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